Press Release
Qnective Inc appoints two top specialists to its Advisory Board

Zurich, 1 April 2009 – Qnective Inc., a U.S. public company, headquartered in Zurich, Switzerland, is appointing Jose Collazo and Paul Barry to its Advisory Board as of 1 April 2009. These appointments provide Qnective Inc. with a strong basis on which to successfully further expand its activities and market position.

Qnective Inc. is absolutely delighted to be able to appoint the prominent telecom expert Jose Collazo and the experienced finance specialist Paul Barry as new members of its Advisory Board as of 1 April 2009. This opens up new strategic options and market-oriented prospects the world over for Qnective Inc.

Jose Collazo has the distinction of being the longest serving CEO of any company within the telecommunications industry. He was instrumental in the start up of Infonet Services Corporation in 1969. Jose Collazo became CEO in 1975, Chairman and CEO in 1985 and continued in that capacity as they became a publicly traded company on the NYSE in 1999. At that time, this ten billion dollar IPO was the largest within its industry segment.  Mr. Collazo was a major contributor to the development of global value added data communication services, making Infonet Services Corporation a recognized leader in the market for deploying Network Based Critical Global Applications with operations in more than 75 countries.
Infonet was acquired by BT PLC, the English Telecom operator, in 2005.  As a key executive of this 40 billion dollar Telecom enterprise, Jose Collazo was appointed to the position of President Products and Services of BT Global services in 2007, a position from which he retired in January of 2009.

In December of 2008, Jose Collazo was appointed to the Board of Directors of Clearwire Corporation as an Independent Director. Clearwire is a NASDAQ listed company that is rolling out a nationwide 4G Wimax communications network. He has been an active member of the Board of Regents of Pepperdine University over the past 11 years where he is a member of the Executive Committee. In 2002, Jose Collazo became the recipient of the Ernst & Young Entrepreneur of the year award and in 1999 he was awarded the Outstanding Alumni Award by Pepperdine University.

Jose Collazo: “It is a pleasure to join the Advisory Board of Qnective. The company is at the leading edge of the intersection between traditional voice GSM and IP based GSM services. The result of this leading position are innovative applications bringing proven IP Apps to the GSM world.”

Paul Barry is an experienced corporate finance executive with substantial experience in private equity financings. Previously he was an executive in the Leveraged Finance Division of HSBC with responsibility for structuring and syndicating private equity transactions in the United Kingdom and continental Europe. Prior to that, he was at Morgan Stanley in London advising on M&A transactions, corporate restructurings and IPOs, principally for private equity clients. Previous transactions worked on include the €3.7 billion take private of Rexel, in what was the largest ever European public-to-private transaction, and the €2.9 billion acquisition of Molnlycke by Investor AB. He holds a bachelor’s degree in electrical engineering from University College Cork, Ireland.

Paul Barry: “I am excited to be joining the Advisory Board of Qnective at this crucial stage in the development of the business. Qnective’s proprietary technology is set to have a dramatic impact on the existing landscape of inferior Mobile VoIP solutions and I look forward to contributing to the ongoing success of the Qnective story.”

For further information, please contact:
- Qnective Inc,: Oswald Ortiz, CEO, Thurgauerstrasse 54, 8050 Zurich:
+41 44 307 50 20 or info@qnective.com
- Qnective products and services: www.qnective.com

Qnective
Qnective designs, develops and distributes telecommunications software and services for voice over internet (VoIP) communications. All Qnective products are marketed under the Qtalk trademark.  Each Qtalk product is a pure software solution for totally secure mobile telecommunications using package-oriented networks such as GPRS, UMTS, HSDA, or WiFi for the transmission of voice and data.  For a small monthly flat fee mobile telephone users have access to unlimited call time with other users.